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             e-business solutions for the worldwide forest industry


                                  NEWS RELEASE

FORESTINDUSTRY.COM ANNOUNCES PARTICIPATION IN UPCOMING NAWLA CONFERENCE AND CANCELLATION OF INTENT TO PURCHASE CROW'S

Vancouver, B.C. October 23, 2000 - forestindustry.com, Inc. (OTC BB: FXCH), an Internet marketplace and software solution provider for the forest and wood products sector, is pleased to announce their participation in the 2000 NAWLA Traders Market(R) Conference in Dallas, Texas from November 2-4 as well as announce the cancellation of its' Letter of Intent with C.C. Crow Publications, Inc.

The North American Wholesale Lumber Association (NAWLA) is an international trade association of over 600 leading forest and building products industry wholesalers, manufacturers and industry affiliated companies throughout the United States and Canada. NAWLA is dedicated to enhancing professionalism, to maintaining the integrity of lumber distribution and to the responsible use of forest resources. The NAWLA Traders Market(R) has over 1800 lumber traders and hundreds of exhibitors in attendance.

"We are extremely pleased to be invited to present at this years NAWLA Traders Market Conference and have the opportunity to address industry attendees regarding eBusiness and its' impact on the forest sector", stated Joe Perraton, President of forestindustry.com.

"The opportunity to present at the NAWLA conference opens a whole new market opportunity for the company with the largest solid wood manufacturers in the industry attending," said Perraton.

Forestindustry.com would also like to announce that the Company will not complete the transaction of purchasing C.C. Crow Publications, Inc. of Portland, OR. In accordance with the Letter of Intent signed with Crow's, as released on August 22, 2000, both parties have agreed to cancel the sale effective as of October 6th, 2000.

Forestindustry.com would like to thank Mr. Frank Vetorino, President of Crow's, for both his time and energy in the due diligence process.

Forestindustry.com is an industry dedicated internet community for the forest and wood products industry. The Company provides its clients with a wide range of e-business services designed to assist them in reducing costs and improving profits throughout their operations. With a highly skilled team of e-business and forestry professionals, forestindustry.com has created an e-focused marketplace with the goal of streamlining the century old forest industry.

For  further  information  Contact:   Todd  Hilditch   1-800-615-3924   (voice),
1-866-758-8665 (fax), email info@forestind.com.

In this announcement, under the provisions of the new "safe harbor" section of the Private Securities Litigation Reform Act of 1995, forestindustry.com makes forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual future results to differ materially are variability in quarterly results, general competitive pressures in the marketplace, inability to obtain additional financings, change in the electronic commerce market, competition for advertising, rapid technological change, risk in internet system failure, capacity limits in technology, management of growth and other factors as discussed in the Company's preliminary prospectus and Form
- 10KSB as filed with the Securities and Exchange Commission.